                                                                      EXHIBIT 12

                    CERTIFICATE OF THE SOLE STOCKHOLDER OF
                      MERCURY LARGE CAP SERIES FUNDS, INC.


          Fund Asset Management, L.P. ("FAM"), the holder of shares of common stock, par value $0.10 per share, indicated below, of Mercury Large Cap Growth Fund, Mercury Large Cap Value Fund and Mercury Large Cap Core Fund, each a series of Mercury Large Cap Series Funds, Inc., a Maryland corporation (the "Corporation"), does hereby confirm to the Corporation its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Corporation's prepaid registration fees and offering costs, the proceeds thereof will be reduced by the proportionate amount of unamortized prepaid registration fees and offering costs which the number of shares being redeemed bears to the number of shares initially purchased and outstanding at the time of redemption. FAM further agrees that in the event such shares are sold or otherwise transferred to any other party, that prior to such sale or transfer FAM will obtain on behalf of the Corporation an agreement from such other party to comply with the foregoing as to the reduction of redemption proceeds and to obtain a similar agreement from any transferee of such party.

                          Number of          Number of          Number of          Number of
  Name of Series       Class I Shares     Class A Shares     Class B Shares     Class C Shares
  --------------       --------------     --------------     --------------     --------------
Mercury Large Cap
 Growth Fund               12,500             12,500             12,500             12,500

Mercury Large Cap
 Value Fund                12,500             12,500             12,500             12,500

Mercury Large Cap
 Core Fund                 12,500             12,500             12,500             12,500

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                                        FUND ASSET MANAGEMENT, L.P.

                                        By:    /s/ Terry K. Glenn
                                           -------------------------------------
                                               Authorized Officer



Dated: December 15, 1999